UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2008

United Investors income properties

 (Exact name of Registrant as specified in its charter)

            Missouri                  0-17646                 43-1483942

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

United Investors Income Properties, a Missouri limited partnership (the “Registrant”), owned Bronson Place Apartments (“Bronson Place”), a 70-unit apartment complex located in Mountlake Terrace, Washington. On December 30, 2008, the Partnership sold Bronson Place to a third party, Hamilton Zanze & Company, a California corporation (the “Purchaser”) for a total sales price of $7,400,000. The Registrant continues to own and operate one other investment property.

In accordance with the Registrant’s partnership agreement, the Registrant’s general partner is evaluating the cash requirements of the Registrant to determine what portion of the net proceeds, if any, from the sale of Bronson Place will be distributed to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(b)   Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Bronson Place had been sold on January 1, 2007.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2008 Quarterly Report on Form 10-Q for the period ended September 30, 2008 and the Registrant’s 2007 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

September 30, 2008

All other assets	$ 175
Investment property, net	1,886
Total Assets	$ 2,061

Total liabilities	$ 107
Partners’ capital	1,954
Total Liabilities and Partners’ Capital	$ 2,061

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Nine Months Ended	Year Ended
	September 30, 2008	December 31, 2007

Total revenues	$ 453	$ 569
Total expenses	489	664

Net loss	$ (36)	$ (95)

Net loss per limited partnership unit	$(0.59)	$(1.54)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Investors Income Properties

By:  United Investors Real Estate, Inc.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: January 6, 2009